Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES PRICING OF
300,000 SHARES IN SECONDARY OFFERING BY CERTAIN STOCKHOLDERS
Houston, TX — June 9, 2006. Sterling Construction Company, Inc. (“Sterling” or the “Company”) (Nasdaq: STRL), today announced the public offering of 300,000 shares of its common stock by three current officers and directors (the “Selling Stockholders”) at a price of $25.00 per share. The Selling Stockholders have granted the underwriter a 30-day option to purchase up to an additional 45,000 shares to cover related over-allotments, if any.
The Selling Stockholders and the number of shares offered by them are as follows: Maarten D. Hemsley, Chief Financial Officer and Director (150,000 shares), Joseph P. Harper, Sr., President, COO and Director (100,000 shares), and Patrick T. Manning, Chairman of the Board and CEO (50,000 shares). Sterling will not receive any proceeds from the sale of these shares of common stock by the Selling Stockholders. The Company will receive $75,000 in cash from the exercise of stock options underlying shares offered by Mr. Hemsley, which would increase to $86,250 if the underwriter exercises its over-allotment option in full.
The firm commitment public offering is being underwritten by D.A. Davidson & Co. When available, copies of the final prospectus may be obtained from D.A. Davidson & Co. — Prospectus Department, 8 Third Street North, Great Falls, MT 59401, (406) 791-7319.
A registration statement relating to these securities has been filed and declared effective by the United States Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The completion of the offering is subject to customary closing conditions.
Sterling Construction Company is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, CFO, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, President, 281-821-9091	Lena Cati 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com
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